Exhibit 99.1

News Release

Contacts: Al Lara
Office: (860) 665-5527



         Court rules on motions in Con Ed litigation
    Northeast Utilities to seek appellate court review of decision [Court decision attached to bottom of release]


BERLIN, Connecticut, May 19, 2004 - A federal judge has ruled that only shareholders who owned shares in Northeast Utilities (NYSE: NU) on March 5, 2001 -- the date of Con Edison's alleged breach of its 1999 merger agreement with NU -- were entitled to claim the lost $1 billion merger premium.

NU had contended that the right to recover the premium "ran with" NU's shares and was transferred by sellers to subsequent purchasers of the shares, just as the right to claim the merger consideration passed from seller to purchaser before Con Ed's breach.

The decision by Judge John G. Koeltl in the U.S. District Court for the Southern District of New York resolved motions filed by NU and Con Ed that were filed after shareholder Robert Rimkowski was permitted to intervene in the case in December 2003.

NU noted, however, that the court had described its ruling as "an issue of first impression with little case law that is even closely analogous," and had therefore certified the matter for immediate interlocutory review by the federal Court of Appeals for the Second Circuit. In so doing, the judge noted that "there is substantial ground for difference of opinion" with respect to his ruling, and that "this is an 'exceptional case' where early appellate review will materially advance the termination of the litigation and 'avoid protracted and expensive litigation.'"

The court also certified for immediate review its prior decision, on March 14, 2003, that "NU's shareholders are intended third-party beneficiaries [under the Merger
Agreement] who have the right to pursue a claim against Con
Ed for breach of the Agreement."

Al Lara, a spokesperson for NU, stated, "NU remains convinced that Con Ed's refusal to close the parties' Merger Agreement was wrongful, and that Con Ed is liable for the more than $1.1 billion merger premium, together with interest at 9 percent from the date of the breach, as provided by New York law. NU further believes that the right to the merger consideration 'runs with' the NU shares, and belongs to current shareholders. While we are obviously disappointed that the trial judge did not agree, we are pleased that he recognized that this is 'an issue of first impression' as to which "there is substantial ground for difference of opinion,' and that he certified the matter for immediate appeal to the Second Circuit."

Lara said there is no guarantee that the appellate court will heed the lower court's suggestion that it hear an appeal at this point, but he stated that NU was hopeful that the appellate court would review the ruling, given its uniqueness and the lower court's strong language urging the appellate court to do so now. Lara stated that NU expected to file its request for appellate review very promptly.

The PDF below is an attachment with the judge's decision.
[To view the decision, please access the following link:

http://nuwnotes1.nu.com/apps/corporatecommunications
/empinfo.nsf/0/2FA3938268580F1785256E99004AA3E6?OpenDocument ]




This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides energy for home, business, and life, with a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy products, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.